Exhibit 99.8

*** METSO ANNOUNCES RESULTS OF MEETINGS ***

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS ANNOUNCEMENT.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, an offer to sell or a solicitation of an offer to sell, securities of Metso Corporation or Outotec Oyj or any of their affiliates in the United States or elsewhere. No securities of Metso Corporation or Outotec Oyj or any of their subsidiaries are being, or will be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state of the United States and no such securities may be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state or local securities laws. No public offering of securities is being or will be made in the United States or any other jurisdiction.

Reference is made to the announcement and Notices of Meetings issued by Metso Corporation (the "Issuer") on 8 October 2019 in relation to the solicitation of consents (the "Consent Solicitation") from the beneficial holders (the "Noteholders") of the outstanding EUR 100,000,000 3.800% notes due 2022 (XS0795500437) (the "2022 Notes") and EUR 300,000,000 1.125% notes due 2024 (XS1626574708) (the "2024 Notes") (each a "Series" and together, the "Notes") to consider and, if thought fit, pass an extraordinary resolution (each an "Extraordinary Resolution") at a separate meeting of Noteholders of each Series (each a "Meeting") to sanction (a) the substitution of Outotec Oyj in place of the Issuer as the issuer of the Notes on the Effective Date (the "Substitution"), (b) the waiver and authorisation of any breach or any alleged breach of certain of the terms and conditions of the Notes as may be caused by, or arise in respect of, the proposed Demerger and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, all as more fully described in the Consent Solicitation Memorandum dated 8 October 2019 (the "Consent Solicitation Memorandum"). Terms used but not defined herein shall have the meanings given in the Consent Solicitation Memorandum.

The Issuer hereby gives notice that each Extraordinary Resolution was duly passed at each Meeting in respect of each such Series of Notes. Accordingly, the waivers and authorisations referred to in the extraordinary resolutions will take effect on and from today and, subject to certain conditions, the Substitution will be implemented in the second quarter of 2020.

Questions relating to this announcement should be directed to the Solicitation Agents or the Tabulation Agent as set out below:

Solicitation Agents: Citigroup (+44 20 7986 8969 / liabilitymanagement.europe@citi.com); Nordea (+45 6161 2996 / nordealiabilitymanagement@nordea.com)

Tabulation Agent: Lucid Issuer Services (+44 20 7704 0880 / metso@lucid-is.com)

NOTICE TO U.S. HOLDERS: To the extent that the Consent Solicitation constituted a deemed exchange of securities, the Consent Solicitation was made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation was open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation was subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that were different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the Securities Act, and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws.

The Consent Solicitation was made with respect to the securities of a foreign company. The Consent Solicitation was subject to disclosure requirements of a foreign country that were different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in this announcement or the Consent Solicitation Memorandum have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.

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